UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MARCUS & MILLICHAP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

March 24, 2017

Dear Stockholder:

I am pleased to invite you to attend the 2017 Annual Meeting of Stockholders of Marcus & Millichap, Inc. The meeting will be held on Thursday, May 4, 2017 at 2:00 p.m. local time at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301.

We are furnishing our proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources. On March 24, 2017, we mailed to our stockholders a notice containing instructions on how to access our Proxy Statement and 2016 Annual Report to Stockholders and to vote online. The notice also included instructions on how you can receive a paper copy of your annual meeting materials. If you received your annual meeting materials by mail, the Proxy Statement, 2016 Annual Report to Stockholders and proxy card were enclosed.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item	Board Recommendation
Election of directors	FOR

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017	FOR

Approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan	FOR

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the annual meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the notice or on the proxy card regarding your voting options. Only stockholders showing proof of ownership on the record date will be allowed to attend the meeting in person.

Sincerely yours,

Hessam Nadji

President and Chief Executive Officer

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	2:00 p.m. local time on Thursday, May 4, 2017

PLACE	Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301

AGENDA	•	Elect the two director nominees named in the Proxy Statement

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017

•	Approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan

•	Transact such other business as may properly come before the annual meeting (including adjournments and postponements)

RECORD DATE	March 9, 2017

VOTING	Please vote as soon as possible to record your vote, even if you plan to attend the annual meeting. Your broker will NOT be able to vote your shares with respect to the election of directors, unless you have given your broker specific instructions to do so. We strongly encourage you to vote. You have three options for submitting your vote before the annual meeting:

•	Internet

•	Phone

•	Mail

By Order of the Board of Directors,

Hessam Nadji

President and Chief Executive Officer

Calabasas, California

March 24, 2017

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On March 24, 2017, we mailed most of our stockholders as of the record date a Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access and review all of the important information contained in our proxy materials, including our Proxy Statement and our 2016 Annual Report to Stockholders. The Notice of Internet Availability also instructs you on how to vote via the Internet. Other stockholders, in accordance with their prior requests, have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 4, 2017:

The Notice of the 2017 Annual Meeting, the Proxy Statement and

the 2016 Annual Report to Stockholders are available at http://www.astproxyportal.com/ast/18576.

ATTENDING THE ANNUAL MEETING

•	Doors open at 1:30 p.m. local time

•	Meeting starts at 2:00 p.m. local time

•	Proof of Marcus & Millichap, Inc. stock ownership and photo identification will be required to attend the annual meeting

•	You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting

QUESTIONS

For questions regarding	Contact:
Annual meeting	Marcus & Millichap, Inc. Attention: Martin E. Louie 23975 Park Sorrento, Suite 400 Calabasas, California 91302 (818) 212-2250

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC 6201 15th Avenue, 3rd Floor Brooklyn, NY 11219 (800) 937-5449 www.amstock.com

Stock ownership for beneficial holders	Please contact your broker, bank, or other nominee

Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2017 Annual Meeting of Stockholders and any postponement or adjournment of the meeting for the matters set forth in “Notice of 2017 Annual Meeting of Stockholders.” The annual meeting will be held on Thursday, May 4, 2017 at 2:00 p.m. local time at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301. We made this Proxy Statement available to stockholders beginning on March 24, 2017.

Record Date	March 9, 2017

Quorum	Holders of a majority of the voting power of all issued and outstanding shares on the record date must be present in person or represented by proxy

Shares Outstanding	38,071,772 shares of common stock outstanding as of March 9, 2017

Voting by Proxy	Internet, telephone, or mail

Voting at the Meeting	We encourage stockholders to vote in advance of the annual meeting, even if they plan to attend the meeting. In order to be counted, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Standard Time on May 3, 2017. Stockholders can vote in person during the meeting. Stockholders of record who attend the annual meeting in person may obtain a ballot. Beneficial holders who attend the annual meeting in person must obtain a proxy from their broker, bank, or other nominee prior to the date of the annual meeting and present it with their ballot. Voting in person by a stockholder during the meeting will replace any previous votes.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated proxy card, by voting in person at the annual meeting, by delivering instructions to our Corporate Secretary before the annual meeting or by voting again using the Internet or telephone before the cut-off time. Your latest Internet or telephone proxy is the one that will be counted. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on each of the two director nominees and one vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017. The election of directors is determined by the plurality of votes. Both the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and the approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan are determined by a majority of votes cast affirmatively or negatively.

Effect of Abstentions and Broker Non-Votes	Shares voting “withhold” have no effect on the election of directors. Both in the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 and the approval of the Amended and Restated 2013 Omnibus Equity Incentive Plan, abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) have no effect. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each proposal, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of nominations and agenda items for the annual meeting, and we have not received timely notice of any such matters that may be properly presented for voting at the annual meeting, other than the items from the Board described in this Proxy Statement.

Voting Results	We will announce preliminary results at the annual meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (“SEC”) on Form 8-K.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board; Selection of Nominees

Our Board is divided into three classes serving staggered three-year terms. At the 2017 Annual Meeting of the Stockholders (the “Annual Meeting”), you and the other stockholders will elect two individuals to serve as directors for a three-year term that ends at the 2020 Annual Meeting of Stockholders.

Our Nominating and Corporate Governance Committee is charged with identifying, evaluating, and recommending to the full Board director nominees. There are no minimum qualifications for director. The Nominating and Corporate Governance Committee generally seeks individuals with broad experience at the policy-making level in business or with particular industry expertise. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes. We also look for financial oversight experience, financial community experience, and a good reputation with the financial community; business management experience; business contacts, business knowledge, and influence that may be useful to our business; and knowledge about our industry. We believe that all of our directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Each director must also represent the interests of all stockholders.

When seeking new director candidates, the Nominating and Corporate Governance Committee will consider potential candidates for directors submitted by Board members, members of our management, and our stockholders, and the Committee does not evaluate candidates differently based upon the source of the nominee.

Both nominees, Hessam Nadji and Norma J. Lawrence, are now members of the Board whose terms will expire at the Annual Meeting.

The individuals named as proxyholders will vote your shares for the election of these two nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Set forth below are the names and ages of these nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years and the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth are the specific experiences, qualifications, or skills that led our Nominating and Corporate Governance Committee to conclude that each person should serve as a director. Unless the context requires otherwise, the words “Marcus & Millichap” “we,” the “Company,” “us” and “our” refer to Marcus & Millichap, Inc. since June 2013 and Marcus & Millichap Real Estate Investment Services, Inc. before June 2013.

Nominees for Election for a Three-Year Term Ending with the 2020 Annual Meeting

Hessam Nadji, 51, has served as President and Chief Executive Officer and as a director of the Company since March 31, 2016. Prior to his appointment as President and Chief Executive Officer of the Company, Mr. Nadji served as senior executive vice president from May 2015. Mr. Nadji joined the Company as vice president of research in 1996, became senior vice president in 1997, was appointed managing director in 2000, and became chief strategy officer and senior vice president responsible for the Company’s specialty brokerage division as well as research, advisory services and marketing in 2013. Mr. Nadji received a B.S. in information management and computer science from City University in Seattle. Mr. Nadji has extensive knowledge of the Company and over 30 years of experience working in the real estate industry.

Norma J. Lawrence, 62, became a director in October 2013. Ms. Lawrence served as a partner in the audit department of KPMG LLP where she specialized in real estate. Ms. Lawrence was with KPMG from 1979 through 2012 and she was a member of the National Association of Real Estate Investment Trusts, the Pension Real Estate Association, the National Council of Real Estate Investment Fiduciaries, the California Society of Certified Public Accountants, and the American Institute of Certified Public Accountants. She also was a member of the Organization of Women Executives, the Valley Development Forum, and the Los Angeles Chapter of Construction Financial Management Association. Ms. Lawrence received a B.A. in mathematics and an M.B.A. in finance and accounting from the University of California, Los Angeles. Ms. Lawrence possesses particular knowledge and expertise in accounting and financial matters in the real estate industry.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

Directors Continuing in Office Until the 2018 Annual Meeting

Nicholas F. McClanahan, 72, became a director in October 2013. Mr. McClanahan served as managing director of strategic relationships at Accretive Advisor Inc. from September 2010 to February 2012. From April 1971 through April 2006, Mr. McClanahan worked at Merrill Lynch & Co. in various positions including as executive vice president of Merrill Lynch Canada and managing director of Merrill Lynch Private Banking Group from 2003 to 2005. Mr. McClanahan received a B.B.A. in finance from Florida Atlantic University and is a graduate of the Securities Industry Institute executive education program at The Wharton School at the University of Pennsylvania. Mr. McClanahan possesses particular knowledge and experience in finance, capital structure, strategic planning, management, and investment.

William A. Millichap, 73, has served as our co-chairman since 2000 and also acts in an advisory capacity to the Company. Mr. Millichap served as our president from 1986 to 2000. Mr. Millichap has also served as a board member and managing director of Marcus & Millichap Company since 1985, and was president of Marcus & Millichap Company from 1986 to 2000. He was also the managing partner of Marcus & Millichap Venture Partners. Mr. Millichap also served on the board of directors of Essex Property Trust from 1994 to 2009, and LoopNet, Inc. from 1999 to 2008. In addition, Mr. Millichap was one of the founders of San Jose National Bank and The Mid Peninsula Bank of Commerce, where he served on the board of directors. Mr. Millichap served on the board of directors of the National Multi Housing Council and is a member of the International Council of Shopping Centers, the Urban Land Institute, and the National Venture Capital Association. Mr. Millichap received a B.S. in Economics from the University of Maryland and served as an officer in the United States Navy. Mr. Millichap, co-founder of Marcus & Millichap Company, has substantial business and real estate industry expertise due to various leadership roles. He has extensive knowledge of the Company, over 40 years of experience working the real estate industry, and significant experience serving on boards of other public companies.

Directors Continuing in Office Until the 2019 Annual Meeting

George M. Marcus, 75, is our founder and has served as our chairman since 1971. Mr. Marcus is also the founder and chairman of Marcus & Millichap Company, and the chairman of various companies affiliated with Marcus & Millichap Company, including SummerHill Housing Group and Pacific Urban Residential. Mr. Marcus is also the founder and chairman of the board of Essex Property Trust, a public multifamily real estate investment trust. Mr. Marcus was also one of the original directors of Plaza Commerce Bank and Greater Bay Bancorp, both of which were formerly publicly held financial institutions. From 2000 to 2012, Mr. Marcus was a member of the Board of Regents of The University of California. He is a member of the Real Estate Roundtable, Urban Land Institute, and the Fisher Center for Real Estate and Urban Economics at the University of California at Berkeley, as well as numerous other professional and community organizations. He also sits on the Board of Directors of the UCSF Foundation, is an Emeritus Board Member of the Corporation of Fine Arts Museum and is a Regent Emeritus of the University of California. He received a B.A. in economics from San

Francisco State University and is also a graduate of the Harvard Business School of Owners/Presidents Management Program and the Georgetown University Leadership Program. He has extensive knowledge of the Company, over 40 years of experience working in the real estate industry, and significant experience serving on boards of other public companies.

George T. Shaheen, 72, became a director in October 2013. Mr. Shaheen currently serves as chairman of the board of Korn/Ferry International, an international executive search and consulting firm. He also serves on the board of directors of NetApp, Inc., 247, Inc., and Green Dot Corporation. Mr. Shaheen was the chief executive officer of Siebel Systems, Inc., a CRM software company, from April 2005 until the sale of the company in January 2006. From October 1999 to April 2001, he served as the chief executive officer and chairman of the board of Webvan Group, Inc. Mr. Shaheen was previously the chief executive officer and global managing partner of Andersen Consulting, which later became Accenture, from 1988 to 1999. He has served as an IT Governor of the World Economic Forum and as a member of the board of advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the board of trustees of Bradley University. Mr. Shaheen received a B.S. in marketing and an M.B.A. in management from Bradley University. Mr. Shaheen has extensive experience as a senior executive and director of numerous companies, and he possesses significant business and leadership knowledge and experience.

Don C. Watters, 74, became a director in October 2013. Mr. Watters is a director emeritus of McKinsey & Company, the global management consulting firm. During his 28 years with McKinsey & Company, Mr. Watters served primarily Fortune 500 sized private sector clients in over a dozen different industries on issues of strategy, organization, and operations. He served on the board of directors of Merant PLC, a publicly-traded company based in the United Kingdom from the late 1990s to 2004. Additionally, Mr. Watters was on the advisory board of Cunningham Communication, Inc. Mr. Watters has served on the board of directors of numerous non-profit organizations, including the San Jose Ballet, the Tech Museum of Innovation, the American Leadership Forum Silicon Valley, the American Leadership Forum National, United Way Silicon Valley, and the Bay Area Garden Railway Society. He is on the advisory board of the Markkula Center for Applied Ethics at Santa Clara University. Mr. Watters received a B.S. in engineering from the University of Michigan and an M.B.A. from Stanford University. Mr. Watters possesses substantial knowledge and experience in strategic planning, organization, operations, and leadership of complex organizations.

CORPORATE GOVERNANCE

Board Responsibilities and Structure

Our Board oversees, counsels, and directs management in the long-term interests of the Company and our stockholders. Among other things, the Board’s responsibilities include:

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other executive officers;

•	overseeing the risks that the Company faces;

•	reviewing and approving our major financial objectives and strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. The Board held five meetings in 2016.

The Board is divided into three classes. Currently, the Class I directors are Norma J. Lawrence and Hessam Nadji, who are nominated to be elected at this 2017 Annual Meeting of Stockholders. If the Class I directors are elected, their terms will expire at the 2020 Annual Meeting of Stockholders. The Class II directors are Nicholas F. McClanahan and William A. Millichap, whose terms will expire at the 2018 Annual Meeting of Stockholders. The Class III directors are George M. Marcus, Don C. Watters and George T. Shaheen, whose terms will expire at the 2019 Annual Meeting of Stockholders.

Our Bylaws do not dictate a particular Board structure, and the Board is free to determine whether or not to have a Chairman and, if so, to select that Chairman and our Chief Executive Officer in the manner it considers in our best interest. Currently, the Board has selected George M. Marcus and William A. Millichap to hold the positions of Co-Chairman of the Board. Messrs. Marcus’ and Millichap’s experience at the Company has afforded them intimate knowledge of the issues, challenges, and opportunities facing the Company’s business. Accordingly, they are well positioned to focus the Board’s attention on the most pressing issues facing the Company. The Board has appointed Don C. Watters as its lead independent director. As lead independent director, Mr. Watters oversees the executive sessions of the independent directors and serves as a liaison between the independent directors and the Co-Chairmen. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Director Independence

The Board is currently composed of seven directors. Under the rules of the New York Stock Exchange (the “NYSE”), independent directors must comprise a majority of a listed company’s board of directors.

The Board has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, the Board has determined that Nicholas F. McClanahan, William A. Millichap, Don C. Watters, George T. Shaheen and Norma J. Lawrence, representing five of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent,” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, the Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Transactions Considered in Independence Determinations

In making its independence determinations, the Board considered transactions that occurred since the beginning of fiscal year 2016 between the Company and entities associated with the independent directors or members of their immediate family. All identified transactions that appeared to relate to the Company and a family member of, or entity with a known connection to, a director were presented to the Board for consideration.

Except for George M. Marcus, none of the non-employee directors were disqualified from “independent” status under the objective tests. In making its subjective determination that each of our Company’s non-employee directors other than Mr. Marcus is independent, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. The Board considered the transactions in the context of the NYSE objective standards, the special standards established by the SEC for members of audit committees, and the SEC, NYSE, and U.S. Internal Revenue Service (“IRS”) standards for compensation committee members. Based on all of the foregoing, as required by the NYSE rules, the Board made a subjective determination that no relationships exist that, in the opinion of the Board, would impair these directors’ independence.

Board Committees and Charters

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. Each of the Board committees has a written charter approved by the Board, and we post the charters on our web site at http://www.marcusmillichap.com/. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work. The following table identifies the current committee members.

Name	Audit	Compensation	Nominating and Corporate Governance	Executive Committee
Norma J. Lawrence	Chair		✓

George M. Marcus				Chair

Nicholas F. McClanahan		✓	Chair

William A. Millichap				✓

Hessam Nadji				✓

George T. Shaheen	✓	✓	✓

Don C. Watters	✓	Chair

Number of Committee Meetings Held in 2016	4	7	3	0

Audit Committee. Our Audit Committee currently consists of Norma J. Lawrence (Chair), George T. Shaheen, and Don C. Watters. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Norma J. Lawrence qualifies as an “audit committee financial expert” under the applicable SEC rules and regulations and that she is “financially literate” as that term is defined by the NYSE corporate governance requirements. Our Audit Committee is responsible for:

•	reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	overseeing our internal audit function;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•	preparing the Audit Committee Report that the SEC requires in our annual proxy statement.

Compensation Committee. Our Compensation Committee currently consists of Don C. Watters (Chair), Nicholas F. McClanahan, and George T. Shaheen. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act. Our Compensation Committee is responsible for:

•	overseeing our compensation policies, plans, and benefit programs;

•	reviewing and approving for our executive officers: annual base salary, annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, and change in control arrangements, and any other benefits, compensation, or arrangements;

•	preparing the Compensation Committee Report that the SEC will require to be included in our annual proxy statement; and

•	administering our equity compensation plans.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of Nicholas F. McClanahan (Chair), Norma J. Lawrence, and George T. Shaheen. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act. Our Nominating and Corporate Governance Committee is responsible for:

•	identifying, evaluating, and recommending to the Board for nomination candidates for membership on the Board;

•	preparing and recommending to the Board corporate governance guidelines and policies; and

•	identifying, evaluating, and recommending to the Board the chairmanship and membership of each committee of the Board.

Executive Committee. Our Executive Committee currently consists of George M. Marcus, William A. Millichap, and Hessam Nadji. The Executive Committee has all the powers of the Board except those powers reserved by law to the full Board or as limited by the Executive Committee Charter. The Executive Committee did not meet in 2016.

Attendance at Board, Committee, and Annual Stockholders’ Meetings

We expect each director to attend every meeting of the Board and the committees on which he or she serves, and we encourage them to attend the annual meetings of the stockholders. No director attended fewer than 75% of the total number of meetings of the Board and the total number of meetings held by all committees on which he or she served. We expect that all directors will attend the upcoming Annual Meeting.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit, Compensation, and Nominating and Corporate Governance Committees being responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process will include receiving regular reports from members of senior management, as well as external advisors, on areas of material risk to us, including operational, economic, financial, legal, regulatory, and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) will receive these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management may take to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee generally will provide a summary to the full Board at the next Board meeting. This will enable the Board and its committees to coordinate the risk oversight role. The Audit Committee will assist the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory, and other matters, as well as related mitigation efforts. The Compensation Committee will assess, at least annually, the risks associated with our compensation policies. The Nominating and Corporate Governance Committee will assist the Board in oversight of risks that we have relative to compliance with corporate governance standards.

Corporate Governance Guidelines and Code of Ethics

We have adopted Corporate Governance Guidelines and a Code of Ethics that apply to all of our employees, officers, and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Corporate Governance Guidelines and Code of Ethics are available at our website at http://www.marcusmillichap.com/. Any amendments to the Corporate Governance Guidelines and Code of Ethics, or any waivers of their requirements required to be disclosed pursuant to SEC or NYSE requirements, will be disclosed on the website.

Communications from Stockholders and Other Interested Parties to Directors

The Board recommends that stockholders and other interested parties initiate communications with the Board, any committee of the Board, or any individual director in writing to the attention of our Corporate Secretary at our principal executive office at 23975 Park Sorrento, Suite 400, Calabasas, CA 91302. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

Ernst & Young LLP has served as our independent registered public accounting firm since our spin-off in 2013. The Audit Committee has once again selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017. As a matter of good corporate governance, the Audit Committee is submitting its appointment to our stockholders for ratification. If the appointment of Ernst & Young LLP is not ratified by the majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the proposal, the Audit Committee will review its future appointment of an independent registered public accounting firm in light of that vote result.

The Audit Committee pre-approves and reviews audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. For additional information concerning the Audit Committee and its activities with the independent registered public accounting firm, see “Corporate Governance” and “Audit Committee Report” in this Proxy Statement.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Independent Registered Public Accounting Firm

The following table shows the fees and related expenses for audit and other services provided by Ernst & Young LLP in 2015 and 2016. The services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2016	2015
Audit Fees	$604,583	$734,637
Audit-Related Fees	—	—
Tax Fees	239,716	407,797
All Other Fees	—	—

Total	$844,299	$1,142,434

Audit Fees. This category includes fees for (i) the audit of our annual consolidated financial statements, (ii) reviews of our quarterly condensed consolidated financial statements, and (iii) services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Services.” These services include, but are not limited to, consultations concerning financial accounting and reporting standards and audits in connection with acquisitions.

Tax Fees. This category includes fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting, and assistance on business restructuring.

All Other Fees. This category includes fees for products and services other than the services reported above.

The Audit Committee determined that Ernst & Young LLP’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that Ernst & Young LLP has provided for 2015 and 2016 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of the three directors whose names appear below. The Audit Committee is composed exclusively of directors who are independent under the NYSE listing standards and the SEC rules.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the Company’s financial statements for the year ended December 31, 2016 and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the applicable Public Company Accounting Oversight Board and SEC requirements.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review, and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for 2016.

Norma J. Lawrence (Chair)

George T. Shaheen

Don C. Watters

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED 2013 OMNIBUS EQUITY INCENTIVE PLAN

We are asking our stockholders in this Proposal 3 to approve our 2013 Omnibus Equity Incentive Plan (the “2013 Plan”), as amended and restated by our Compensation Committee in February 2017, subject to stockholder approval (the 2013 Plan, as amended and restated, the “Amended Plan”). The Amended Plan includes the following amendments to the 2013 Plan:

Stockholder Approval is Required for Additional Shares	The Amended Plan no longer contains an annual “evergreen” provision.

Revised Performance Measures	The Amended Plan includes substantially the same performance measures as the Company’s Executive Short-Term Incentive Plan approved by stockholders on May 6, 2014.

Non-Employee Director Compensation Limit	The Amended Plan includes a $500,000 limit on the total value of equity and cash compensation that may be awarded to any non-employee director during any single fiscal year.

Clawback of Equity Awards	The Compensation Committee may recoup or cancel equity awards in the event of a restatement of the Company’s reported financials.

No Dividends Paid on Unvested Awards	Dividends and dividend equivalents will accrue but not be paid out until the related stock or stock-based awards vest.

Reasons to Approve the Amended Plan

Preserve the Tax Deductibility of Awards to Executive Officers

Approval of the Amended Plan by our stockholders constitutes approval of the amended performance measures set forth in the Amended Plan and is intended to permit the Company to preserve the tax deductibility of stock options, stock appreciation rights (“SARs”), and performance-based stock awards granted under the Amended Plan to certain executive officers. Generally, Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deduction that a publicly-held company may take on compensation paid in any given taxable year to the company’s principal executive officer and the next three most highly compensated executive officers (other than the company’s principal financial officer) to $1,000,000 per person. However, the $1,000,000 limit on deductibility does not apply to payments that qualify as “performance-based compensation” under Section 162(m). For the grant of stock options, SARs, and performance-based stock awards to qualify as “performance-based compensation” under an equity plan, the plan, among other things, must: (i) describe the employees eligible to receive such awards, (ii) provide a per-person limit on the number of shares subject to such stock awards that may be granted to any employee under the plan during a specified period, and (iii) include one or more pre-established business criteria upon which the performance goals for performance-based stock awards may be granted (or become vested or exercisable). Following the Company’s initial public offering, equity compensation granted under the 2013 Plan was “deemed” performance-based compensation for purposes of Section 162(m) under a special transition rule, which will expire as of the Annual Meeting. Thus, to continue to grant performance-based compensation for purposes of Section 162(m), the above terms must be approved by the Company’s stockholders at the Annual Meeting. The Amended Plan also includes certain material amendments to our 2013 Plan, for which we are requesting stockholder approval at the Annual Meeting.

Impose a Limit on Director Compensation

The Amended Plan is also being submitted to our stockholders for approval to place a limit on the cash and equity compensation that may be paid to our non-employee directors in each fiscal year. Our Amended Plan provides that the maximum number of shares subject to stock awards granted during a single fiscal year under the Amended Plan, taken together with any cash fees paid during such fiscal year for services on the Board, will not exceed $500,000 in total value for any non-employee director. In setting such a limit, the Compensation Committee considered the effectiveness and reasonableness of the equity and cash compensation that we offer to our non-employee directors, the current and future responsibilities of our non-employee directors, and whether such a limit provides sufficient flexibility to adjust non-employee director compensation in the future if such changes are necessary to remain competitive with our peers. We believe that such a limit allows us to stay within reasonable bounds of what the market requires in a competitive environment, while also placing meaningful restrictions on the amount of compensation that may be awarded to our non-employee directors.

Protecting Our Stockholders’ Interests

The Amended Plan also includes certain provisions that are designed to protect our stockholders’ interests and to reflect our commitment to corporate governance. The Amended Plan removes the annual “evergreen” provision and authorizes a fixed number of shares so that stockholder approval is required to issue any additional shares after the effective date of the Amended Plan—allowing our stockholders to have direct input on our equity compensation programs. In addition, to further incentivize and retain employees, dividends and other distributions on unvested awards will be paid only after the related awards have been earned. Additionally, the Amended Plan provides that in the event the Company’s financial results are restated, the Compensation Committee may recoup or cancel awards impacted by the restatement that were granted to the Company’s executive officers under the Amended Plan.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AMENDED AND RESTATED 2013 OMNIBUS INCENTIVE PLAN

Description of the Amended Plan

Set forth below is a summary of the material features of the Amended Plan. The Amended Plan is set forth in its entirety as Appendix A to this Proxy Statement, and all descriptions of the Amended Plan contained in this Proposal 3 are qualified by reference to Appendix A.

Purpose

The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and to accomplish the Company’s goals; (b) to incentivize employees and independent contractors of the Company and its subsidiaries and members of the Board with long-term equity-based compensation to align their interests with the Company’s stockholders; and (c) to promote the success of the Company’s business.

Types of Stock Awards

The Amended Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code, to our employees and the employees of our subsidiaries. In addition, the Amended Plan provides for the grant of nonstatutory stock options (“NSOs”), SARS, restricted stock awards (“RSAs”), restricted stock units (“RSUs”), performance units, and performance shares to our employees, independent contractors, and non-employee directors, and the employees and independent contractors of our subsidiaries.

Share Reserve

The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the Amended Plan is 8,800,000 shares, which represents the initial reserve of 5,500,000 shares, plus 3,300,000 shares pursuant to the automatic share increase provision that was included in the 2013 Plan before this amendment and restatement. The Amended Plan does not contain any provision, pursuant to which the share reserve would be automatically increased in the future without stockholder approval.

Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the Amended Plan. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the Amended Plan.

As of March 1, 2017, the number of shares available for stock awards under the Amended Stock Plan was 5,525,347 shares and 1,892,453 shares were subject to outstanding awards granted under the 2013 Plan, which includes 932,922 shares subject to RSUs, 930,419 shares subject to RSUs with a deferral feature (“DSUs”), and 29,112 shares subject to RSAs. None of the outstanding awards granted under the 2013 Plan have a fixed expiration date or exercise price. As of March 1, 2017, the closing price of our common stock was $27.57 per share.

Eligibility

All of our employees (including our executive officers), non-employee directors, and independent contractors and all of the employees and independent contractors of our subsidiaries are eligible to participate in the Amended Plan. Incentive stock options may be granted only to our employees (including our executive officers) and the employees of our subsidiaries. However, all other types of awards may be granted to our employees (including our executive officers), non-employee directors, and independent contractors and the employees and independent contractors of our subsidiaries. As of March 1, 2017, there were approximately 740 employees (including four current executive officers), 1,627 independent contractors, and six non-employee directors who were eligible to participate under the Amended Plan.

Plan Administration.

Our Board or a duly authorized committee has the authority to administer the Amended Plan. Our Board has delegated this authority to the Compensation Committee. Subject to the terms of the Amended Plan, our Board or the authorized committee, referred to in this proposal as the “Plan Administrator,” determines recipients. The Amended Plan is administered by our Compensation Committee. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the Compensation Committee will consist of two or more “outside directors” within the meaning of Section 162(m).

Subject to the provisions of the Amended Plan, the Plan Administrator has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the award and the terms of the award agreement for use under the Amended Plan. The Plan Administrator also has the authority, subject to the terms of the Amended Plan, to amend existing awards, to prescribe rules and to construe and interpret the Amended Plan and awards granted thereunder.

Section 162(m) Limits. The following limits apply to any awards granted under the Amended Plan:

•	Options and SARs—no employee or independent contractor will be granted within any fiscal year one or more options or SARs, which in the aggregate cover more than 500,000 shares; provided, however,

that in connection with an employee or independent contractor’s initial service as an employee or independent contractor, an employee or independent contractor’s aggregate limit may be increased by 1,000,000 shares;

•	RSAs and RSUs—no employee or independent contractor will be granted within any fiscal year one or more RSAs or RSU awards, which in the aggregate cover more than 500,000 shares; provided, however, that in connection with an employee or independent contractor’s initial service as an employee or independent contractor, an employee or independent contractor’s aggregate limit may be increased by 1,000,000 shares; and

•	Performance Units and Performance Shares—no employee or independent contractor will receive performance units or performance shares having a grant date value (assuming maximum payout) greater than $2 million or covering more than 500,000 shares, whichever is greater; provided, however, that in connection with an employee or independent contractor’s initial service as an employee or independent contractor, an employee or independent contractor may receive performance units or performance shares having a grant date value (assuming maximum payout) of up to an additional amount equal to $5 million or covering up to 1,000,000 shares, whichever is greater. An individual may only have one award of performance units or performance shares for a performance period.

Director Compensation. The maximum number of shares of our common stock subject to stock awards granted during a single fiscal year under the Amended Plan, if any, taken together with any cash fees paid during such fiscal year for services on the Board, will not exceed $500,000 in total value for any non-employee director, calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes. Such applicable limit will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments.

No Repricing without Shareholder Approval. The Amended Plan expressly provides that the Plan Administrator will not implement an exchange program without the approval of stockholders under which outstanding awards are amended to provide for a lower exercise price, or surrendered or cancelled in exchange for awards with a lower exercise price, a different type of award, cash, or a combination of the foregoing.

Stock Options. The Plan Administrator may grant ISOs and/or NSOs under the Amended Plan; provided that ISOs are only granted to employees. The exercise price of ISOs and NSOs must equal at least the fair market value of our common stock on the date of grant and the term of an option may not exceed 10 years; provided, however, an ISO held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or any related corporations, may not have a term in excess of 5 years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The Plan Administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the Plan Administrator. Subject to the provisions of the Amended Plan, the Plan Administrator determines the remaining terms of the options (e.g., vesting). After the termination of service of an employee, independent contractor, or non-employee director, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

SARs. SARs may be granted under the Amended Plan. SARs allow the participant to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of the Amended Plan, the Plan Administrator determines the terms of SARs, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a SAR will be no less than 100% of the fair market value per share on the date of grant. The specific terms will be set forth in an award agreement.

RSAs. RSAs may be granted under the Amended Plan. RSAs are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the Plan Administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the Plan Administrator and/or continued service. The Plan Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of RSAs generally will have voting rights with respect to such shares upon grant without regard to vesting, unless the Plan Administrator provides otherwise. Shares that do not vest for any reason will be forfeited by the participant and will revert to the Company. The specific terms will be set forth in an award agreement. Dividends and other distributions will be credited with respect to restricted shares and will be distributed only if when, and to the extent, the related restricted shares vest. Dividends and other distributions credited with respect to any shares that do not vest will be forfeited.

RSUs. RSUs may be granted under the Amended Plan, which may include DSUs and/or the right to be credited with dividend equivalents, in each case as determined in the discretion of the Plan Administrator. Each RSU granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The Plan Administrator determines the terms and conditions of RSUs including the vesting criteria, which may include achievement of specified performance criteria or continued service, and the form and timing of payment. The Plan Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The Plan Administrator determines in its sole discretion whether an award will be settled in stock, cash, or a combination of both. The specific terms will be set forth in an award agreement. Any dividend equivalents that are credited with respect to RSUs will be equal in value to the dividends and other distributions that are paid by the Company on an equivalent number of shares and will be settled in cash or shares to the participant only if when, and to the extent, the related RSUs vest. Any dividend equivalents credited with respect to any RSUs that do not vest will be forfeited.

Performance Units/Performance Shares. Performance units and performance shares may be granted under the Amended Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the Plan Administrator are achieved and any other applicable vesting provisions are satisfied. The Plan Administrator will establish organizational or individual performance goals in its discretion for a performance period, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. For purposes of such awards, the performance goals may be one or more of the following, as determined by the Plan Administrator: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, stock-based compensation expense, depreciation and/or amortization; (iii) net income excluding amortization of intangible assets, depreciation, and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) capital expenditures, cost targets, reductions, and savings and expense management; and (xiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic, or product specialty expansion, recruitment, and retention goals, or objective customer or agent satisfaction, and objective goals relating to divestitures, joint ventures, mergers, acquisitions, and similar transactions, each with respect to the Company and/or one or more of its affiliates or operating units.

As determined in the discretion of the Compensation Committee, the performance measures for any performance period may (a) differ from participant to participant, performance period to performance period and from award to award, (b) be based on the performance of the Company as a whole, the performance of a specific participant or against any affiliate(s), a particular segment(s), a business unit(s), or a product(s) of the Company or individual project company, (c) be measured on a per share, share per capita basis, and/or other objective basis, (d) be measured on a pre-tax or after-tax basis, and (e) be measured on an absolute basis or in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (f) be measured using an actual foreign exchange rate or on a foreign exchange neutral basis. Without limiting the foregoing, the Compensation Committee will adjust any performance criteria, performance measures, or other feature of an award that relates to, or is wholly or partially based on, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares, or other similar changes in such stock. Awards issued to participants who are not subject to the limitations of Section 162(m) or awards to participants that are not intended to comply with the requirements of Section 162(m) may, in either case, take into account other factors (including subjective factors).

After the grant of a performance unit or performance share, the Plan Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units will have an initial dollar value established by the Plan Administrator prior to the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date. The Plan Administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof. The specific terms will be set forth in an award agreement.

Transferability of Awards. Unless the Plan Administrator provides otherwise, the Amended Plan generally does not allow for the transfer of awards and only the recipient of an option or SAR may exercise such an award during his or her lifetime.

Certain Adjustments. In the event of certain corporate events or changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Amended Plan, the Plan Administrator will make adjustments to one or more of the number and class of shares that may be delivered under the Amended Plan and/or the number, class, and price of shares covered by each outstanding award and the numerical share limits contained in the Amended Plan. In the event of a proposed winding up, liquidation, or dissolution of the company, the Plan Administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The Amended Plan provides that in the event of a merger or change in control (other than a winding up, dissolution, or liquidation), as defined under the Amended Plan, each outstanding award will be treated as the Plan Administrator determines (including assumed, substituted, or cancelled), except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

Clawback of Equity Awards. In the event of a restatement of incorrect financial results, the Plan Administrator will review all awards held by the Company’s executive officers that (i) were earned based on performance or vested during the course of the financial period subject to such restatement or (ii) were granted during or within one year following such financial period. If any award would have been lower or would not have been earned, vested, or granted based on such restated financial results, the Plan Administrator will, if it determines appropriate in its sole discretion and to the extent permitted by applicable law, (a) cancel such award, in whole or in part, whether or not earned, vested or payable or (b) require the participant to repay to the Company an amount equal to all or any portion of the value of any gains from the grant, vesting, or payment of the award that would not have been realized had the restatement not occurred.

Plan Amendment, Termination. The Board has the authority to amend, suspend, or terminate the Amended Plan provided such action does not impair the existing rights of any participant. The Amended Plan will automatically terminate on October 6, 2023 unless we terminate it sooner.

U.S. Federal Tax Aspects

Options or SARs

A participant will not have taxable income upon the grant of an option or SAR.

Exercising an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. Any ordinary income recognized will be the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the option price.

For NSOs and SARs the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares subject to the exercised NSOs/SARs over the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

RSAs

A participant who receives a RSA will not have taxable income upon grant but upon vesting, unless the participant elects to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting.

RSUs, Performance Units or Performance Shares

A participant who receives RSUs, performance units, or performance shares will not have taxable income upon grant of the stock award; instead the participant will be taxed upon payment of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Code imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A of the Code are intended to meet the requirements of this section of the Code.

Section 162(m)

The Company will be entitled to a tax deduction in connection with a stock award under the Amended Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes the income. As discussed above, while Section 162(m) limits the deductibility of compensation paid to certain executive officers, we designed the Amended Plan to permit the Compensation Committee to grant stock awards that are intended to satisfy the requirements of Section 162(m). However, because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of binding guidance thereunder, we cannot guarantee that the awards under the Amended Plan will qualify for exemption under Section 162(m).

New Plan Benefits

The Amended Plan does not provide for set benefits or amounts of awards, and we have not approved any awards that are conditioned on stockholder approval of the Amended Plan. However, as discussed in further detail in the section entitled “Director Compensation” below, pursuant to the terms of our director compensation policy, each of our non-employee directors is entitled to receive an annual RSA on the date of each annual meeting of stockholders equal to $60,000. As of the date of the Annual Meeting, such awards will be granted under the Amended Plan. The following table summarizes the RSAs that our current non-employee directors as a group will receive if they remain a director following the Annual Meeting. In addition, this table provides information about the stock awards that were previously granted to certain other specified groups during fiscal year 2016.

Name and Position	Dollar Value(1)	Number of Shares(2)
Hessam Nadji	—	—
President and Chief Executive Officer
Martin E. Louie	—	—
Senior Vice President and Chief Financial Officer
Mitchell R. LaBar	$761,700	30,000
Executive Vice President and Chief Operating Officer
Gene A. Berman	—	—
Former Executive Vice President
John J. Kerin	—	—
Former President and Chief Executive Officer
All current executive officers as a group(4)	$761,700	30,000
All current directors who are not executive officers as a group(4)	$360,000	—(3)
All employees, including all current officers who are not executive officers, as a group(4)(5)	$4,796,620	209,012

(1)	Includes the grant date fair value of the RSAs that will be granted to our current non-employee directors after the Annual Meeting and the RSUs that were granted to other specified individuals and groups in fiscal 2016, computed in each case in accordance with ASC 718.
(2)	Includes shares subject to RSUs that were granted to the specified individuals and groups.
(3)	Number of shares is not determinable because it is based on the dollar amount of the award divided by the closing price on the grant date. See the section entitled “Director Compensation” for more information.
(4)	As of the date of filing this proxy statement.
(5)	Excludes stock awards granted to non-employee service providers covering an aggregate of 81,800 shares with an aggregate grant date fair value of approximately $2,056,000 during fiscal year 2016.

Historical Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock subject to stock awards and stock-based awards that have been granted (even if not currently outstanding) under the 2013 Plan, since the 2013 Plan became effective until March 1, 2017.

Name and Position	Number of Shares Subject to Stock or Stock-Based Awards Granted in connection with our IPO(1)	Number of Shares Subject to Stock Awards Granted post-IPO	Total Number of Shares Subject to Stock Awards or Stock- Based Awards
Hessam Nadji(2)	172,042	40,000	212,042
President and Chief Executive Officer
Martin E. Louie	259,593	20,000	279,593
Senior Vice President and Chief Financial Officer
Mitchell R. LaBar	—	66,363	66,363
Executive Vice President and Chief Operating Officer
Gene A. Berman	573,728	—	573,728
Former Executive Vice President
John J. Kerin	416,124	—	416,124
Former President and Chief Executive Officer
All current executive officers as a group(3)	606,971	126,363	733,334
All current directors who are not executive officers as a group(4)	83,334	77,736	161,070
Each associate of any executive officer, current director or director nominee	—	—	—
Each person who received 5% or more of the awards granted under the 2013 Plan	1,507,279	—	1,507,279
All employees, including all current officers who are not executive officers, as a group(5)	1,585,442	790,980	2,376,422

(1)	In connection with our IPO, the vesting of all unvested restricted stock and all unvested SARs was accelerated, and the SARs were frozen at the liability amount calculated as of March 31, 2013. We further granted fully vested DSUs under the 2013 Plan to replace then-existing beneficial ownership represented by the frozen SARs. The DSUs are settled in actual stock at a rate of 20% per year if the executive officer remains employed by us during that period (or otherwise all unsettled shares of stock upon termination of service will be settled five years from the termination date, unless otherwise agreed to by us). Please refer to the disclosure under Nonqualified Deferred Compensation—Fiscal 2016 Table on page 26 for more information.
(2)	Mr. Nadji is also a nominee for election as a director.
(3)	As of the closing of our IPO on November 5, 2013.
(4)	Ms. Lawrence, who is a nominee for election as a director, is included within this group.
(5)	Excludes stock awards granted to non-employee service providers covering an aggregate of 838,659 shares with an aggregate grant date fair value of approximately $15,321,000 since the 2013 Plan became effective until March 1, 2017.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(a)(1)	Weighted average exercise price of outstanding options, warrants, and rights(b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)(3)(4)(5)
Equity compensation plans approved by security holders	1,956,895	$—	4,798,403
Equity compensation plans not approved by security holders	—	—	—

Total	1,956,895	$—	4,798,403

(1)	Consists of DSUs and RSUs granted under the 2013 Plan, including 5,158 RSU shares that have vested but not yet been delivered. Excludes RSAs granted under the 2013 Plan, purchase rights granted under the Company’s 2013 Employee Stock Purchase Plan (the “ESPP”), and cash settled SARs.
(2)	Outstanding DSUs and RSUs have no exercise price.
(3)	Includes 4,521,299 shares available for future issuance under the 2013 Plan. Includes 277,104 shares available for future issuance under the ESPP, including shares subject to purchase during the current offering period, which commenced on November 15, 2016. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current purchase period may not exceed 1,250 shares.
(4)	Pursuant to the terms of the 2013 Plan, on the first day of each fiscal year, beginning with the 2015 fiscal year, the number of shares authorized for issuance under the 2013 Plan is automatically increased by the lesser of: (i) 1,100,000 shares of our common stock; (ii) 3% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as the Board may determine. If the Amended Plan is approved by our stockholders, such automatic increases will cease, effective as of the date of such approval.
(5)	Pursuant to the terms of the ESPP, on the first day of each fiscal year, beginning with the 2015 fiscal year, the number of shares authorized for issuance under the 2013 Plan is automatically increased by the lesser of: (i) 366,667 shares of our common stock; (ii) 1% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as the Board may determine.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act. This executive compensation section discloses the compensation awarded to, or earned by, our “named executive officers” or “NEOs” during 2015 and 2016. For 2016, our NEOs were:

•	Hessam Nadji, our President and Chief Executive Officer;

•	Martin E. Louie, our Senior Vice President and Chief Financial Officer;

•	Mitchell R. LaBar, our Executive Vice President and Chief Operating Officer;

•	Gene A. Berman, our former Executive Vice President; and

•	John J. Kerin, our former President and Chief Executive Officer who retired effective March 31, 2016.

The following table sets forth information regarding the compensation awarded to, earned by, these NEOs for 2015 and 2016.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation($)(2)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Hessam Nadji	2016	575,000	—	—	—	1,162,350	134,486	30,440	1,902,276
President and Chief Executive Officer	2015	441,667	—	1,313,600	—	1,491,600	126,078	26,588	3,399,533

Martin E. Louie	2016	350,000	—	—	—	473,550	5,483	28,092	857,125
Senior Vice President and Chief Financial Officer	2015	350,000	—	656,800	—	550,000	5,140	27,219	1,589,159

Mitchell R. LaBar	2016	339,231	—	761,700	—	613,462	—	148,789	1,863,182
Executive Vice President and Chief Operating Officer

Gene A. Berman	2016	400,000	—	—	—	325,000	195,472	28,982	949,454
Former Executive Vice President

John J. Kerin	2016	170,000	—	—	—	—	508,758	545,227	1,223,985
Former President and Chief Executive Officer	2015	680,000	—	—	—	1,966,200	334,431	28,367	3,008,998

(1)	The amounts shown in this column represent the aggregate grant date fair value of the RSUs awarded to Messrs. Nadji, LaBar and Louie, computed in accordance with ASC 718. The fair value of these awards was calculated based on the fair market value of our common stock on the accounting measurement date multiplied by the number of shares subject to the award and may not represent the actual value that may be realized. As disclosed below under “Employment Agreements” and in footnote (3) to the Outstanding Equity Awards at Fiscal Year End Table, Mr. LaBar was awarded 30,000 RSUs in connection with his employment agreement effective March 31, 2016.

(2)	The amounts shown in this column represent amounts earned pursuant to the Company’s Non-Equity Incentive Plan for services in 2016, which amounts were paid in 2017, and for services in 2015, which amounts were paid in 2016.

In 2016, if the Company achieved pre-tax net income of approximately $74.64 million, the following executive officers were eligible to receive their respective target cash bonuses: (i) Mr. Nadji ($1.5 million), (ii) Mr. Louie ($500,000), (iii) Mr. LaBar ($950,000 pro-rated for his partial service during 2016), and (iv) Mr. Berman ($400,000). Mr. Kerin was not entitled to a cash bonus under the Company’s Non-Equity Incentive Plan for 2016. The actual maximum bonus amount for each executive officer varied based on the achievement of the Company goals and the officer’s achievement of his individual goals. For the Company pre-tax net income performance target, the bonus amount is determined by multiplying the calculated bonus amount at target performance by a performance multiplier, which will be 100% at target performance and will be interpolated between 60% of the target performance and 200% of the target performance except that, in the case of Mr. Louie, his bonus amount will be interpolated between 60% and 150%. If achievement against a performance goal is less than 60% for the Company pre-tax net income performance target, no bonus is paid with respect to that performance goal. Once the maximum bonus amounts are calculated for each executive officer, individual performance is assessed in order to determine the final payout of bonuses.

In 2015, if the Company achieved pre-tax net income of approximately $60 million, each of our executive officers was eligible to receive a cash bonus. Further, for 2015, the maximum bonus to which each executive officer may be ultimately entitled was based on the Compensation Committee’s consideration of the following additional limitations and performance metrics for the executive officers: (i) Mr. Kerin was eligible for a target bonus of $1.45 million if the Company achieved pre-tax net income of approximately $97.2 million for 2015; (ii) Mr. Nadji was eligible for a target bonus of $1.1 million if the Company achieved pre-tax net income of approximately $97.2 million for 2015; and (iii) Mr. Louie was eligible for a target bonus of $550,000 if the Company achieved pre-tax net income of $97.2 million. The actual maximum bonus amount for each executive officer varied based on the achievement of the Company goals and the officer’s achievement of his individual goals. For the Company pre-tax net income performance target, the bonus amount is determined by multiplying the calculated bonus amount at target performance by a performance multiplier, which will be 100% at target performance and will be interpolated between 61.72% of the target performance and 150% of the target performance. If achievement against a performance goal is less than 61.72% for the Company pre-tax net income performance target, no bonus is paid with respect to that performance goal. Once the maximum bonus amounts are calculated for each executive officer, individual performance is assessed in order to determine the final payout of bonuses.

(3)	As set forth in the below table, the amounts in this column reflect, as applicable, (i) the earnings for 2015 and 2016 on each executive’s nonqualified deferred compensation account and (ii) the aggregate increase in “appreciation value” for each executive’s SARs for 2015 and 2016. The SARs constitute deferred compensation as they will be cash-settled awards only payable upon death, disability or mutual termination and, therefore, lack an option-like feature. In connection with our IPO, all of the outstanding SARs were fully vested and frozen at a liability amount calculated as of March 31, 2013 (such liability value, the “SAR Account Balance”). The Company began to accrue interest starting on January 1, 2014 based on SAR account balances as of December 31, 2013. The increased value of the SARs for 2016 and 2015 represent the accrued interest credited to the executive officer account balances based on an interest rate of 4.273% and 4.173% for 2016 and 2015, respectively, which was based on a 10-Year Treasury Note plus 200 basis points. In 2015 and 2016, the increased value of SARs represents accrued interest. Upon a payment event, the Account Balance is paid to the executive in 10 annual installments, with the first installment due within 30 days after the end of year in which the termination occurs or, in some cases, within 30 days after the event giving rise to the redemption. Upon a termination other than for cause or a resignation other than by mutual agreement, the executive only receives 75% of the appreciation value on the vested portion. In the event of a sale of the Company, the executive officer receives the appreciation value upon the consummation of the change of control.

Named Executive Officer	Fiscal Year	Nonqualified Deferred Compensation Plan Earnings ($)*	Increased Value of SARs during Fiscal Year ($)	Aggregate Value of SARs as of Fiscal Year End ($)
Hessam Nadji	2016	—	134,486	3,281,836
	2015	—	126,078	3,147,350

Martin E. Louie	2016	—	5,483	133,802
	2015	—	5,140	128,319

Mitchell R. LaBar	2016	—	—	—

Gene A. Berman	2016	132,773	62,699	1,530,021
	2015	(26,131)	58,788	1,467,322

John J. Kerin	2016	142,934	365,824	8,927,120
	2015	(8,520)	342,951	8,561,296

*	Please refer to Note 4 to our consolidated financial statements in our 2016 10-K for additional information on the Nonqualified Deferred Compensation Plan.
(4)	The following table reflects the breakout of the items included in the “All Other Compensation” column for 2016:

	Nadji	Louie	LaBar	Berman	Kerin
Auto Benefit	$29,969	$23,621	$19,475	$24,511	$23,109
401(k) Match	—	4,000	4,000	4,000	4,000
Consulting Income	—	—	125,000	—	518,000
Life Insurance	471	471	314	471	118

Total for Other	$30,440	$28,092	$148,789	$28,982	$545,227

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name and Principal Position	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Hessam Nadji	—	—	—	—	—	32,000	(2)	855,040	—	—

Martin E. Louie	—	—	—	—	—	16,000	(2)	427,520	—	—

Mitchell R. LaBar	—	—	—	—	—	30,000	(3)	801,600	—	—

Gene A. Berman	—	—	—	—	—	—		—	—	—

John J. Kerin	—	—	—	—	—	—		—	—	—

(1)	Based upon the closing price of our common stock of $26.72 on December 30, 2016.
(2)	Messrs. Nadji and Louie were awarded 40,000 and 20,000 RSUs, respectively, effective January 5, 2015 that represent a right to receive one share of common stock. The RSUs vest in five equal annual installments with 20% of such shares vesting beginning on January 5, 2016. The vesting of the RSUs is subject to the applicable executive officer’s continuous service through each vesting date.
(3)	Mr. LaBar was awarded 30,000 RSUs that vest in five equal annual installments with 20% of such shares vesting beginning on March 31, 2017. The vesting of the RSUs is subject to Mr. LaBar’s continuous service through each vesting date.

Other than Messrs. Nadji, LaBar and Louie, none of our named executive officers had any outstanding equity awards as of December 31, 2016. Some of our named executive officers also hold fully vested SARs and DSUs. For further information regarding the SARs and DSUs granted to our named executive officers, please refer to the discussion under the heading “Nonqualified Deferred Compensation.”

Employment Agreements

Hessam Nadji

We entered into an employment agreement with Hessam Nadji, our President and Chief Executive Officer, effective March 31, 2016. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. Nadji may terminate the agreement at any time, with or without cause, upon 15 days’ prior written notice. Mr. Nadji’s base salary is $50,000 per month and he is eligible to receive annual non-equity incentive compensation subject to his continued employment through the payment date, as described in footnote (2) to the Summary Compensation Table on page 21. Mr. Nadji is not entitled to any severance compensation if his employment terminates for any reason. The employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

John J. Kerin

Effective as of March 31, 2016, Mr. Kerin retired from the Company as our President and CEO and Board member. The Company and Mr. Kerin entered into a Retirement Agreement and Release of All Claims dated June 13, 2016. Pursuant to this agreement, Mr. Kerin will provide consulting services from April 1, 2016 to

March 31, 2017 for an annual fee of $680,000. The Company may terminate the consulting services at any time with 30 days’ prior notice if Mr. Kerin breaches the agreement. The consulting services may also be terminated, extended, or modified by the mutual agreement of Mr. Kerin and the Company. The Retirement Agreement and Release of All Claims also includes terms concerning restrictive covenants, retirement benefits, reimbursement, non-competition and non-disparagement, confidentiality, release and waiver of claims, refraining from certain legal actions and cooperation with the Company.

The Company and Mr. Kerin entered into (i) a Sale Restriction Agreement on November 4, 2013, (ii) three separate Amendment, Restatement and Freezing of Stock Appreciation Rights Agreements on November 4, 2013 and (iii) a Deferred Stock Unit Award Agreement dated November 5, 2013. Pursuant to the Retirement Agreement and Release of All Claims, the Company agreed to modify the Sale Restriction Agreement such that the shares subject to the sale restriction will continue to be released on November 4, 2017 and November 4, 2018 at a rate of 20% per year rather than five years from his retirement. Otherwise, the terms of the Sales Restriction Agreement, Amendment, Restatement and Freezing of Stock Appreciate Rights Agreements, and Deferred Stock Unit Award Agreement are unchanged.

Mitchell R. LaBar

We entered into an employment agreement with Mitchell R. LaBar, our Executive Vice President and Chief Operating Officer, effective March 31, 2016. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. LaBar may terminate the agreement at any time, with or without cause, upon 15 days’ prior written notice. Mr. LaBar’s annual base salary in 2016 was $450,000, which was pro-rated for 2016. Mr. LaBar is eligible to receive annual non-equity incentive compensation subject to his continued employment through the payment date, as described in footnote (2) to the Summary Compensation Table on page 21 and, upon commencement of his employment, Mr. LaBar received 30,000 restricted stock units that vest over a five-year period and are subject to other conditions, as described in footnote (1) to the Summary Compensation Table and footnote (3) to the Outstanding Equity Awards at Fiscal Year End Table on page 24. Mr. LaBar is not entitled to any severance compensation if his employment terminates for any reason. The employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

Gene A. Berman

Effective as of January 31, 2017, Mr. Berman retired from the Company as our Executive Vice President and entered into a Retirement Agreement and Release of All Claims, dated January 25, 2017, to provide the Company with consulting services from February 1, 2017 to December 31, 2017 for an annual fee of $165,000. Mr. Berman is party to a sale restriction agreement that was modified upon his retirement so that shares subject to the sale restriction will continue to be released on November 4, 2017 and November 4, 2018 at a rate of 20% per year rather than five years from his retirement.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

The following table shows the contributions and earnings during 2016, and account balance as of December 31, 2016, for our named executive officers under the Marcus & Millichap Real Estate Investment Brokerage Company DCP (the “NQDC Plan”), the SARs, or the 2013 Plan, as the case may be:

Nonqualified Deferred Compensation—Fiscal 2016

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)(3)
Hessam Nadji	SARs	—	—	134,486	—	3,281,836
	2013 Plan	—	—	(343,741)	(825,448)	1,838,816

Martin E. Louie	SARs	—	—	5,483	—	133,802
	2013 Plan	—	—	(518,652)	(1,245,537)	2,774,480

Mitchell R. LaBar	SARs	—	—	—	—	—
	2013 Plan	—	—	—	—	—

Gene A. Berman	NQDC Plan	364,338	—	132,773	—	1,641,615
	SARs	—	—	62,699	—	1,530,021
	2013 Plan	—	—	(1,146,308)	(2,752,757)	6,131,972

John J. Kerin	NQDC Plan	491,550	—	142,934	(47,834)	3,348,495
	SARs	—	—	365,824	—	8,927,120
	2013 Plan	—	—	(831,415)	(1,996,568)	4,447,516

(1)	The SARs and NQDC Plan earnings are included in the Summary Compensation Table because such earnings were determined to be preferential or above-market. The earnings on the SARs represent interest on the Account Balance for the SARs during 2016. The earnings related to the 2013 Plan represents the change in the value of the DSUs during 2016.
(2)	On November 5, 2016, 20% of DSUs were settled. The executive distribution amount under the 2013 Plan represents cash value of the settled DSUs calculated based on the fair market value of our stock on settlement date.
(3)	The following amounts included in this column for the NQDC Plan also have been reported in footnote (3) to the Summary Compensation Table as compensation for 2016: Messrs. Nadji, $0; Louie, $0; LaBar $0, Berman $132,773, and Kerin, $142,934. The following amounts included in this column for the NQDC Plan also have been reported in footnote (3) to the Summary Compensation Table as compensation for 2015: Messrs. Nadji, $0; Louie, $0; LaBar $0, Berman $(26,131), and Kerin, $(8,520). The following amounts included in this column for the SARs also have been reported in footnote (3) to the Summary Compensation Table as compensation for 2016: Messrs. Nadji, $134,486; Louie, $5,483; LaBar $0, Berman $62,699, and Kerin, $365,824. The following amounts included in this column for the SARS also have been reported in footnote (3) to the Summary Compensation Table as compensation for 2015: Messrs. Nadji, $126,078; Louie, $5,140; LaBar $0, Berman $58,788, and Kerin, $342,951. The deferred equity amounts related to the DSUs included in the table above are the full cash value as determined based on the closing price of our common stock on December 30, 2016, which was $26.72. The following amounts included in this column for the 2013 Plan also have been reported in the Summary Compensation Table disclosed in our definitive proxy statement filed on March 23, 2015 as compensation for 2013: Messrs. Nadji, $1,557,668; Berman $5,194,533, and Kerin, $3,767,587.

The amounts deferred pursuant to the NQDC Plan are reflected as a bookkeeping account maintained on behalf of each participant in the NQDC Plan. The NQDC Plan is a nonqualified deferred compensation plan that allows participants to defer compensation at levels in excess of the limitations imposed on deferrals of compensation under tax-qualified retirement plans. The aggregate earnings for 2016 reflect the additions to the bookkeeping accounts for the participants based on their deemed investment elections with respect to the amounts held in their accounts. Participants can elect among lump sum and installment distribution provisions that commence on a fixed date in the future or upon termination of service.

Please refer to footnote (3) to the Summary Compensation Table for an explanation of compensation due to SARs, including how earnings are calculated and payment events.

We granted fully vested DSUs to the named executive officers under the 2013 Plan in connection with our IPO to replace the existing beneficial ownership represented by the frozen SARs. The DSUs are settled in actual stock at a rate of 20% per year if the executive officer remains employed by us during that period (or otherwise all unsettled shares of stock upon termination of service will be settled five years from the termination date, unless otherwise agreed to by us). In addition, all outstanding shares of stock held by our executive officers prior to the IPO are subject to sales restrictions that lapse at a rate of 20% per year for five years if the executive officer remains employed by us. Additionally, in the event of death or termination of service after reaching the age of 67, 100% of the DSUs will be settled and 100% of the shares of stock will be released from the resale restriction. Further, 100% of the shares of stock will be released from the resale restriction upon the consummation of a change of control of the Company. In each of November 2014, 2015, and 2016, 20% of the DSUs were net settled and 20% of the restricted stock was released from the resale restriction. Shares of common stock were withheld from the distribution to pay applicable required employee statutory withholding taxes based on the market value of the shares on the settlement date.

Severance and Change in Control Benefits

In the event of a change in control of the Company, the executive officer will receive their full Account Balance related to their SARs upon the consummation of the change in control.

Stock Ownership Guidelines and Insider Trading Policy

We have adopted stock ownership guidelines and an insider trading policy for non-employee directors and executive officers. The stock ownership guidelines call for each non-employee director to own shares of our common stock having a value equal to at least five times the non-employee director’s regular annual cash board service retainer, and for each executive officer to own shares of our common stock having a value equal to at least three times their annual base salary (or six times in the case of our CEO). Until these minimums are achieved, each non-employee director and executive officer shall retain 100% of the net after tax shares resulting from the vesting of equity awards. All of our directors and officers are currently in compliance with the ownership guidelines.

Our insider trading policy prohibits our non-employee directors and executive officers from engaging in hedging transactions designed to hedge or offset decreases in the market value of our shares.

Director Compensation

Our Board previously adopted a director compensation policy. Each non-employee director receives fees for their services as follows:

•	Board Member, including the Chairman—$50,000 per year;

•	Chair of Audit Committee—an additional $15,000 per year, other Audit Committee members—an additional $10,000 per year,

•	Chair of Compensation Committee—an additional $10,000 per year, other Compensation Committee members—an additional $5,000 per year; and

•	Chair of Nominating and Corporate Governance Committee—an additional $10,000 per year, other Nominating and Corporate Governance Committee members—an additional $5,000 per year.

Each non-employee director is also entitled to receive an annual restricted stock grant on the date of our annual meeting equal to $60,000 divided by the fair market value of our common stock on the date of grant.

Director Compensation Table

The following table sets forth the total compensation for our non-employee directors for the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Norma J. Lawrence	70,000	60,000	—	130,000
George M. Marcus	50,000	60,000	—	110,000
Nicholas F. McClanahan	65,000	60,000	—	125,000
William A. Millichap	50,000	60,000	—	110,000
George T. Shaheen	70,000	60,000	—	130,000
Don C. Watters	70,000	60,000	—	130,000

(1)	This column represents the aggregate grant date fair value of restricted stock granted in 2016, computed in accordance with ASC 718. Each non-employee director received a grant of 2,457 shares of restricted stock and the value represented here is based on the 2,457 shares multiplied by the closing price of $24.42 on the grant date. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors. The restricted stock grants vest 33-1/3% per year on the first, second, and third anniversary of the date of grant.
(2)	As of December 31, 2016, each of the directors have 4,852 aggregate common stock awards outstanding and subject to vesting.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 9, 2017 with respect to:

•	each of our directors and named executive officers;

•	all directors and executive officers as a group; and

•	each person who is known to own beneficially more than 5% of our common stock.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the stockholder actually owns beneficially or of record;

•	all shares over which the stockholder has or shares voting or investment power; and

•	all shares the stockholder has the right to acquire within 60 days.

Unless otherwise indicated, all shares are or will be owned directly, and the indicated person has or will have sole voting and/or investment power. Unless otherwise indicated, the address of each person listed in the table is c/o Marcus & Millichap, Inc., 23975 Park Sorrento, Suite 400, Calabasas, California 91302.

Beneficial ownership is determined in accordance with the rules of the SEC. The applicable percentage of ownership for each stockholder is based on 38,071,772 shares of common stock outstanding as of March 9, 2017. As disclosed in the footnotes, no DSUs issued to the executive officers, as applicable, are shown in the table below because the shares issuable to the executive officers upon settlement of the DSUs cannot be received within 60 days of March 9, 2017.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Stockholders:
BlackRock, Inc.(1)	2,208,947	5.8%
Phoenix Investments Holdings LLC(2)	20,162,000	53.0%
Royce & Associates, LP(3)	2,525,623	6.6%

Named Executive Officers and Directors:
Hessam Nadji(4)	336,161	*
Martin E. Louie(5)	47,350	*
Mitchell R. LaBar	—	*
Gene A. Berman(6)	486,407	1.3%
John J. Kerin(7)	460,190	1.2%
George M. Marcus(8)	20,760,298	54.5%
William A. Millichap(9)	62,957	*
Norma J. Lawrence(10)	11,685	*
George T. Shaheen	12,956	*
Don C. Watters	12,956	*
Nicholas F. McClanahan(11)	12,956	*

All executive officers and directors as a group (11 persons)(12)	22,203,916	58.3%

*	Indicates beneficial ownership of less than 1%.
(1)	Based on information set forth in a Schedule 13G/A filed with the SEC on January 25, 2016. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2)

George M. Marcus owns substantially all of the membership interests of Phoenix Investments Holdings LLC (“Phoenix”). Mr. Marcus has voting and investment power with respect to the shares held by Phoenix of which Ionian Investments Manager LLC is the managing member, for which Mr. Marcus serves as the managing member. Mr. Marcus disclaims beneficial ownership of shares held by Phoenix except to the extent of his pecuniary interest therein.
(3)	Based on information set forth in a Schedule 13G filed with the SEC on January 11, 2017. The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.
(4)	Excludes 68,818 shares issuable upon the settlement of DSUs.
(5)	Excludes 103,836 shares issuable upon the settlement of DSUs.
(6)	Excludes 229,490 shares issuable upon the settlement of DSUs. The Gene Allen Berman Trust Dated 5/9/06 holds 486,407 shares and Mr. Berman, as trustee, may be deemed to have beneficial ownership over these shares.
(7)	Excludes 166,449, based on shares issuable upon the settlement of DSUs. The Kerin Family Trust dated January 5, 2001 holds 460,190 shares and Mr. Kerin, as trustee, may be deemed to have beneficial ownership over these shares as co-trustee.
(8)	Comprised of (i) 20,162,000 shares held by Phoenix, (ii) 191,846 shares held by The George and Judy Marcus Family Foundation (the “George and Judy Marcus Foundation”), (iii) 393,496 shares held by The Marcus Family Foundation (the “Family Foundation”), and (iv) 12,956 shares held by Mr. Marcus. Mr. Marcus has voting and/or investment power with respect to the shares held by Phoenix and the George and Judy Marcus Foundation and Family Foundation as co-trustee of both foundations. Mr. Marcus disclaims beneficial ownership of shares held by the George and Judy Marcus Foundation, the Family Foundation, and Phoenix, except to the extent of his pecuniary interest in Phoenix. In 2014, Phoenix pledged 6,000,000 shares beneficially owned by it as collateral for a credit facility. Phoenix reduced the number of pledged shares to 3,500,000 in 2015.
(9)	Excludes 33,333 shares issuable upon the settlement of DSUs.
(10)	The Lawrence Family Trust dated 4/18/01 and restated 9/30/10 holds 11,685 shares and Ms. Lawrence, as trustee, may be deemed to have beneficial ownership over these shares.
(11)	The Nicholas F. McClanahan Trust U/A 8/12/2015 holds 4,605 shares and Mr. McClanahan, as trustee, may be deemed to have beneficial ownership over these shares.
(12)	Excludes 601,926 shares issuable upon the settlement of DSUs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2016, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below, some of which represent continuing transactions from prior periods.

Relationship with Marcus & Millichap Company

The following are certain related party transactions between Marcus & Millichap Company (“MMC”) and us. Prior to the spin-off of MMC’s real estate investment services business (the “Spin-Off”), MMC was our majority shareholder and was controlled by George M. Marcus, our co-Chairman. Upon the completion of the Spin-Off in October 2013, we entered into a transition services agreement with MMC. The transition services agreement grants us the right to continue to use some of MMC’s services and resources related to our corporate functions, including employee benefits administration, corporate legal services, and accounting systems management. We incurred $227,000 for these services during 2016 based on MMC’s costs of providing the transition services, without any markup.

Under the agreement, we are able to use MMC’s services for a fixed term established on a service-by-service basis, which may be extended by mutual written agreement. We may terminate the agreement or any of the specified services for any reason with 60 days prior written notice to MMC. We do not have any obligation to continue to use MMC’s services after the agreement expires. Generally, each party agreed to indemnify the other party and their respective directors, officers, employees, and agents against losses resulting from the transition services, except to the extent of the service provider’s gross negligence or intentional misconduct, not to exceed the amount of fees paid to the service provider.

We occasionally represent MMC or its affiliates in sales and financing transactions and receive real estate brokerage commissions and financing fees from MMC or its affiliates for these transactions. In 2016, we recorded real estate brokerage commissions and financing fees of $5.1 million from subsidiaries of MMC related to these services, and we incurred costs of services of $3.0 million related to these services.

We lease our office in Palo Alto, which is a single story office building covering approximately 12,000 square feet, from MMC under a lease that expires in May 2022. In 2016, we incurred $1.0 million in rent expense under this lease.

Tax Matters Agreement

Responsibility for taxes. We entered into a tax matters agreement with MMC immediately prior to the completion of our IPO that governs the parties’ respective rights, responsibilities, and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits, and other tax proceedings and other matters regarding taxes. In general, under the agreement:

•	MMC is responsible for all income taxes of the MMC affiliated group (and any related interest, penalties or audit adjustments, and including those taxes attributable to our business) allocable to any tax period ending on or before the last date on which we qualify as a member of the affiliated group (as defined in Section 1504 of the Code, of which MMC is the common parent (the “Deconsolidation Date”) (or the portion of a period before the Deconsolidation Date in the case of a tax period beginning before and ending after the Deconsolidation Date). In this regard, MMC is responsible for any income taxes resulting from gain from any deferred intercompany transactions or excess loss account that arises as a result of MMC’s distribution to its shareholders, on a pro rata basis, of at least 80% of the equity interest in our shares (the “Distribution”). MMC and its subsidiaries other than us and our subsidiaries are responsible for all taxes other than income taxes that they incur for all periods; and

•	We are responsible for income taxes (and any related interest, penalties, or audit adjustments) attributable to us and our subsidiaries for any tax period beginning after the Deconsolidation Date (or the portion of a period after the Deconsolidation Date in the case of a tax period beginning before and ending after the Deconsolidation Date). We and our subsidiaries are also responsible for all taxes other than income taxes that we incur for all periods.

MMC generally has exclusive authority to control tax contests related to any income tax returns covering periods prior to the Deconsolidation Date. We have exclusive authority to control tax contests with respect to tax returns relating to taxes for which we or our subsidiaries have the payment responsibility under the agreement.

Preservation of the tax-free status of the Contribution, the Debt-for-Equity Exchange, and the Distribution. We and MMC intended that (i) MMC’s contribution of its common and preferred stock of Marcus & Millichap Real Estate Investment Services, Inc. to us, which we refer to as the “Contribution,” (ii) MMC’s exchange of its debt of approximately $12.0 million owed to two former MMC shareholders and its debt of approximately $15.4 million owed to Usonia Ventures, LLC, a wholly-owned subsidiary of MMC to George M. Marcus for our common stock, which we refer to as the “Debt-for-Equity Exchange,” (iii) and the Distribution, would qualify as a “reorganization” pursuant to which no gain or loss would be recognized by us, MMC, or the MMC shareholders for federal income tax purposes under Sections 355, 368(a)(1)(D), and related provisions of the Code.

MMC received a private letter ruling from the IRS to the effect that, among other things, the Contribution, the Debt-for-Equity Exchange, and the Distribution qualified as a transaction that was tax-free for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D), and related provisions of the Code. In addition, MMC received an opinion of counsel regarding the tax-free status of these transactions.

We and MMC are prohibited from taking any action, or failing to take any action, (i) where such action or failure to act is inconsistent with any representation made in obtaining the IRS private letter ruling or the opinion of counsel referred to above, or (ii) which adversely affects or could reasonably be expected to adversely affect the tax-free status of the Contribution, the Debt-for-Equity Exchange, or the Distribution.

We have agreed to indemnify MMC and its affiliates against any and all tax-related liabilities incurred by them relating to the Contribution, the Debt-for-Equity Exchange, or the Distribution to the extent caused by a breach of our tax-related restrictions described in the preceding paragraph. Likewise, MMC has agreed to indemnify us and our affiliates against all tax-related liabilities incurred by us or our affiliates relating to the Contribution, the Debt-for-Equity Exchange, or the Distribution to the extent caused by a breach of MMC’s tax-related restrictions.

Separation Agreement

We entered into a separation agreement with MMC immediately prior to the completion of our IPO that governs our relationship with MMC.

Indemnification. Generally, each party agreed to indemnify, defend, and hold harmless the other party and its subsidiaries (and each of their affiliates) and their respective officers, employees, and agents from and against any and all losses relating to, arising out of, or resulting from: (i) liabilities assumed by the indemnifying party, and (ii) any breach by the indemnifying party or its subsidiaries of the separation agreement and the other agreements described in this section (unless such agreement provides for separate indemnification). The separation agreement also specified procedures with respect to claims subject to indemnification.

Mutual releases. Generally, each of MMC and us agreed to release the other party from any and all liabilities. The liabilities released included liabilities arising under any contract or agreement, existing or arising from any acts or events occurring or failing to occur, or any conditions existing before the completion of the IPO.

Term. The separation agreement will continue unless terminated by us and MMC.

Agreements with Management

Sale Restriction Agreements

In connection with our 2013 IPO, we entered into sale restriction agreements (“Sale Restriction Agreements”) with each of our executive officers: Hessam Nadji, Martin E. Louie, William E. Hughes, Jr., Gene A. Berman, and John J. Kerin. The Sale Restriction Agreements provided for vesting acceleration as to all outstanding shares of restricted shares held by the executive officers and termination of the existing Buy-Sell Agreements entered into between us and our executive officers prior to the IPO in exchange for the executive officers’ agreement to limit their ability to sell, transfer, hypothecate, encumber, or in any way alienate any of their shares (the “Sale Restriction”). The Sale Restriction lapses as to 20% of the executive officer’s shares subject to the Sale Restriction annually over a five-year period on each anniversary of the effective date of the agreement unless modified by the Board, subject to the executive officer’s continued service through each lapse date. Additionally, unless modified by the Board (as was done for Mr. Kerin and Mr. Berman), the Sale Restriction shall lapse as to 100% of the shares subject to the Sale Restriction on an executive officer’s death, termination of an executive officer’s service after age 67, a change in control of the Company, or the fifth anniversary of the date an executive officer ceases to be a service provider of the Company. The Sale Restriction Agreements also contain certain covenants, including non-solicitation and non-competition provisions, restricting the executive officers for three years after all of the shares have been released from the Sale Restriction.

Compensation Arrangements with Management

For information about compensation arrangements with our management, see “Compensation of the Named Executive Officers and Directors.”

Policies and Procedures for Related Party Transactions

Our Board adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by, or from, the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, or employment by us of a related person.

ADDITIONAL MEETING INFORMATION

Meeting Admission. You are entitled to attend the annual meeting only if you were a holder of our common stock as of the close of business on March 9, 2017 or hold a valid proxy for the annual meeting. If attending the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with American Stock Transfer & Trust Company, LLC (“registered holders”), the inspector of elections will have your name on a list, and you will be able to gain entry with a form of photo identification. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the annual meeting in person, you will not be admitted to attend the annual meeting in person.

Proxy Solicitation. We will bear the expense of soliciting proxies. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, facsimile, or otherwise. We are required to request that brokers, banks, and other nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules.

Inspector of Elections. American Stock Transfer & Trust Company, LLC has been engaged as our independent inspector of elections to tabulate stockholder votes for the annual meeting.

Stockholder List. Our list of stockholders as of March 9, 2017 will be available for inspection at our principal executive office–23975 Park Sorrento, Suite 400, Calabasas, California 91302–for 10 days prior to the Annual Meeting. If you want to inspect the stockholder list, call our Finance Department at (818) 212-2250 to schedule an appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2016 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except for Kurt Schwarz who filed a Form 4 in April 2016 to report the acquisition of RSUs granted in February 2016 and Form 5 filed in January 2017 to report the vesting of RSUs in August 2016.

2018 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Proxy Statement for our 2018 Annual Meeting of Stockholders. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive office–23975 Park Sorrento, Suite 400, Calabasas, California 91302–in care of our Corporate Secretary. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on November 24, 2017.

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2018 Annual Meeting of Stockholders, other than precatory (non-binding) proposals presented under Rule 14a-8, must give notice to our Corporate Secretary between January 5, 2017 and February 3, 2018, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2018 Annual Meeting of Stockholders is held more than 30 days from the anniversary of the 2017 Annual Meeting of Stockholders, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day before the 2018 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the 2018 Annual Meeting of Stockholders that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

March 24, 2017

By Order of the Board of Directors,

Hessam Nadji

President and Chief Executive Officer

APPENDIX A

MARCUS AND MILLICHAP, INC.

AMENDED AND RESTATED 2013 OMNIBUS EQUITY INCENTIVE PLAN

(Approved by the Compensation Committee effective February 16, 2017)

(Recommended by the Board of Directors for stockholder approval effective February 16, 2017)

(Approved by the Company’s stockholders effective [                    ], 2017)

1. Purposes of the Plan. The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s stockholders; and (c) to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” except as may otherwise be provided in a Stock Option Agreement, Restricted Stock Agreement or other applicable agreement, means the occurrence of any of the following:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s shareholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;

(ii) The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (z) to a continuing or surviving entity described in Section 2(f)(i) in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under Section 2(f)(i));

(iii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause, if any Person (as defined below in Section 2(f)(iv)) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control;

(iv) The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2) a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;

(3) the Company; and

(4) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company; or

(v) A complete winding up, liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Marcus and Millichap, Inc., a Delaware corporation, or any successor thereto.

(k) “Director” means a member of the Board.

(l) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(m) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Exchange Program” means a program established by the Committee under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Section 13 or any action taken in connection with a change in control transaction nor (ii) transfer or other disposition permitted under Section 12. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Committee in its sole discretion without approval by the Company’s shareholders.

(p) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(q) “Fiscal Year” means the fiscal year of the Company.

(r) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(s) “Independent Contractor” means any person, including an advisor, consultant or agent engaged by the Company or a Parent or Subsidiary to render services to such entity.

(t) “Inside Director” means a Director who is an Employee.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Outside Director” means a Director who is not an Employee.

(y) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(z) “Participant” means the holder of an outstanding Award.

(aa) “Performance Goal” means a performance goal established by the Committee pursuant to Section 10(c) of the Plan.

(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee) “Plan” means this Amended and Restated 2013 Omnibus Equity Incentive Plan.

(ff) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(gg) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.

(hh) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ii) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(jj) “Section 16(b)” means Section 16(b) of the Exchange Act.

(kk) “Service Provider” means an Employee, Director or Independent Contractor.

(ll) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(mm) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(nn) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 8,800,000, which represents the initial reserve of Shares of 5,500,000 Shares, which was subsequently increased by 3,300,000 Shares pursuant to the automatic share increase provision included in the Plan prior to the effective date of the amendment and restatement of the Plan. The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in this Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(b) Lapsed Awards. To the extent an Award expires, is surrendered pursuant to an Exchange Program or becomes unexercisable without having been exercised or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Notwithstanding the foregoing (and except with respect to Shares of Restricted Stock that are forfeited rather than vesting), Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying applicable foreign laws, for qualifying for favorable tax treatment under applicable foreign laws or facilitating compliance with foreign laws; sub-plans may be created for any of these purposes;

(viii) to modify or amend each Award (subject to Section 18 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(ix) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 14 of the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

(d) Exchange Program. Notwithstanding anything in this Section 4, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of Company’s shareholders.

(e) Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to an Officer or (b) in any way which would jeopardize the Plan’s qualification under Code Section 162(m) or Rule 16b-3.

5. Award Eligibility and Limitations.

(a) Award Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

(b) Award Limitations. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code:

(i) Options and Stock Appreciation Rights. Subject to adjustment as provided in Section 13, no Employee shall be granted within any fiscal year of the Company one or more Options or Stock Appreciation Rights, which in the aggregate cover more than 500,000 Shares reserved for issuance under the Plan; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may be granted Options or Stock Appreciation Rights, which in the aggregate cover up to an additional 1,000,000 Shares reserved for issuance under the Plan.

(ii) Restricted Stock and Restricted Stock Units. Subject to adjustment as provided in Section 13, no Employee shall be granted within any fiscal year of the Company one or more awards of Restricted Stock or Restricted Stock Units, which in the aggregate cover more than 500,000 Shares reserved for issuance under the Plan; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may be granted Restricted Stock or Restricted Stock Units, which in the aggregate cover up to an additional 1,000,000 Shares reserved for issuance under the Plan.

(iii) Performance Units and Performance Shares. Subject to adjustment as provided in Section 13, no Employee shall receive Performance Units or Performance Shares having a grant date value (assuming maximum payout) greater than two million dollars ($2 million) or covering more than 500,000 Shares, whichever is greater; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may receive Performance Units or Performance Shares having a grant date value (assuming maximum payout) of up to an additional amount equal five million dollars ($5 million) or covering up to 1,000,000 Shares, whichever is greater. No Participant may be granted more than one award of Performance Units or Performance Shares for the same Performance Period.

(c) Limitation on Grants to Non-Employee Directors. The maximum number of shares of Common Stock subject to Awards granted under the Plan during any one fiscal year to any Outside Director, taken together with any cash fees paid by the Company to such Outside Director during such fiscal year for service as an Outside Director, will not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), including for this purpose, the value of any Awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments.

6. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. With respect to the Committee’s authority in Section 4(b)(viii), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its original terms, or (2) ten (10) years from the grant date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to this Section 4(b) (viii) shall comply with Code Section 409A to the extent necessary to avoid taxation thereunder.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise: Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be credited with all dividends and other distributions that are paid by the Company on an equivalent number of Shares that are not subject to such restrictions. Any such dividends and other distributions shall be distributed to a Service Provider (with or without interest or other earnings, as provided at the discretion of the Administrator) only if, when and to the extent the related Shares of Restricted Stock vest. Dividends and other distributions credited with respect to any Shares of Restricted Stock that do not vest shall be forfeited.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis (including the passage of time) determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Dividend Equivalents. The Administrator may, in its sole discretion, provide that dividend equivalents will be credited in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof. Any dividend equivalents credited with respect to Restricted Stock Units shall be equal in value to the dividends and other distributions that are paid by the Company on an equivalent number of Shares and shall be settled in cash or Shares to the Participant (with or without interest or other earnings, as provided at the discretion of the Administrator) only if, when and to the extent the related Restricted Stock Units vest. Dividend equivalents credited with respect to any Restricted Stock Unit that does not vest shall be forfeited.

(e) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(f) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set Performance Goals or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(i) Performance Measures. For each Performance Period, the Committee shall establish and set forth in writing the Performance Measures, if any, and any particulars, components and adjustments relating thereto, applicable to each Participant. The Performance Measures, if any, will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more objectively defined and non-discretionary factors pre-established by the Committee. Performance Measures may be one or more of the following, as determined by the Committee: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, stock-based compensation expense, depreciation and/or amortization; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) capital expenditures, cost targets, reductions and savings and expense management; and (xiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic or product specialty expansion, recruitment and retention goals, or objective customer or agent satisfaction , and objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions, each with respect to the Company and/or one or more of its affiliates or operating units.

(ii) Committee Discretion on Performance Measures. As determined in the discretion of the Committee, the Performance Measures for any Performance Period may (a) differ from Participant to Participant, Performance Period to Performance Period and from Award to Award, (b) be based on the performance of the Company as a whole, the performance of a specific Participant or against any affiliate(s), a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (c) be measured on a per share, share per capita basis, and/or other objective basis, (d) be measured on a pre-tax or after-tax basis, and (e) be measured on an absolute basis or in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (f) be measured using an actual foreign exchange rate or on a foreign exchange neutral basis. Without limiting the foregoing, the Committee shall adjust any performance criteria, Performance Measures or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock. Awards issued to Participants who are not subject to the limitations of Code Section 162(m) or Awards to Participants that are not intended to comply with the requirements of Code Section 162(m) may, in either case, take into account other factors (including subjective factors).

(e) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any Performance Goals or other vesting provisions for such Performance Unit/Share.

(f) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made upon the time set forth in the applicable Award Agreement. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(g) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence unless contrary to Applicable Law. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Participant’s employer is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

13. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan. Notwithstanding the forgoing, all adjustments under this Section 13 shall be made in a manner that does not result in taxation under Code Section 409A.

(b) Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed, cancelled or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

Except as set forth in an Award Agreement, in the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

14. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or prior to any time the Award or Shares are subject to taxation, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation or social insurance contributions) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or Shares having a Fair Market Value in excess of such amount that have been held for such period. Except as otherwise determined by the Administrator, the Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of applicable of Code Section 409A.

15. Clawback. In the event of a restatement of incorrect financial results, the Administrator shall review all Awards held by Officers that (i) were earned based on performance or vested during the course of the financial period subject to such restatement or (ii) were granted during or within one year following such financial period. If any Award would have been lower or would not have been earned, vested or granted based on such restated financial results, the Administrator shall, if it determines appropriate in its sole discretion and to the extent permitted by Applicable Law, (a) cancel such Award, in whole or in part, whether or not earned, vested or payable or (b) require the Participant to repay to the Company an amount equal to all or any portion of the value of any gains from the grant, vesting or payment of the Award that would not have been realized had the restatement not occurred. Notwithstanding the foregoing, to the extent required to comply with Applicable Law, the Company may unilaterally amend this Section 15.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, or (if different) the Participant’s employer, nor will they interfere in any way with the Participant’s right or the Participant’s employer’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. The Plan initially became effective October 7, 2013 (the “Initial Effective Date”). The Plan will continue in effect for a term of ten (10) years from the Initial Effective Date, unless terminated earlier under Section 18 of the Plan. The provisions of the Plan, as amended and restated herein, shall be effective as of the date approved by the Committee, subject to Section 22 below.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Committee may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. Stockholder Approval. The amendment and restatement of the Plan will be subject to approval by the stockholders of the Company at the annual meeting of stockholders that will be held in 2017. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

23. Governing Law. The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

o O o

MARCUS & MILLICHAP, INC.
Proxy for Annual Meeting of Stockholders on May 4, 2017
Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Hessam Nadji, Mitchell R. LaBar and Martin E. Louie as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Marcus & Millichap, Inc. held of record by the undersigned at the close of business on March 9, 2017 at the Annual Meeting of Stockholders to be held May 4, 2017 at 2:00 p.m. Pacific Time at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301, and at any adjournment or postponement thereof.
(Continued and to be signed on the reverse side.)
1.1
14475

ANNUAL MEETING OF STOCKHOLDERS OF
MARCUS & MILLICHAP, INC.
May 4, 2017
GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18576
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
20230300000000000000 4
050417
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
1. Election of two class I directors:
FOR ALL NOMINEES
WITHHOLD AUTHORITY
FOR ALL NOMINEES
FOR ALL EXCEPT
(See instructions below)
NOMINEES:
Hessam Nadji
Norma J. Lawrence
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
FOR AGAINST ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.
3. To approve the Amended and Restated 2013 Omnibus Equity Incentive Plan.
4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.
To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date:
Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.